Exhibit (d)(1)(xxvi)

FORM OF

AMENDMENT NO. 2

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO.2 to the Investment Management Agreement (“Amendment No.2”), dated as of             , 2009 between EQ Advisors Trust, a Delaware statutory trust (the “Trust”) and AXA Equitable Life Insurance Company, a New York stock life insurance company (“AXA Equitable”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement, dated as of May 1, 2007, between the Trust and AXA Equitable (the “Agreement”), as follows:

1.	New Portfolios. The Trust hereby appoints AXA Equitable as the investment manager of the AXA Defensive Strategy Portfolio, AXA Conservative Growth Strategy Portfolio, AXA Balanced Strategy Portfolio and AXA Moderate Growth Strategy Portfolio (each a “New Portfolio” and collectively, the “New Portfolios”), on the terms and conditions set forth in the Agreement.

2.	Duration of Agreement.

a.	With respect to each Portfolio specified in Appendix A to the Agreement, the Agreement will continue in effect until July 31, 2009 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolios specified in Amendment No. 1, the Agreement will continue in effect until July 31, 2010 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to the each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) of shares of such Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

3.	Appendix A. Appendix A to the Agreement, which sets forth the Portfolios of the Trust for which AXA Equitable is appointed as the investment manager, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:		By:
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

APPENDIX A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

Portfolios

Portfolio	Management Fee

EQ/Franklin Templeton Founding Strategy Portfolio	0.05% of the average daily net assets of the Portfolio.

Crossings Conservative Allocation Portfolio	0.10% of the average daily net assets of the Portfolios.
Crossings Conservative-Plus Allocation Portfolio
Crossings Moderate Allocation Portfolio
Crossings Moderate-Plus Allocation Portfolio
Crossings Aggressive Allocation Portfolio
AXA Defensive Strategy Portfolio AXA Conservative Growth Strategy Portfolio AXA Balanced Strategy Portfolio AXA Moderate Growth Strategy Portfolio